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                               FIRST AMENDMENT TO
             AMENDED AND RESTATED PREFERRED SHARES RIGHTS AGREEMENT

         This Amendment to Amended and Restated Preferred Shares Rights Agreement (this "Amendment") is made as of August 30, 1999 by and between CardioThoracic Systems, Inc., a Delaware corporation (the "Company"), and Norwest Bank Minnesota, N.A., a national banking association (the "Rights Agent").

         Pursuant to Section 27 of the Amended and Restated Preferred Shares Rights Agreement (the "Agreement"), dated as of August 30, 1999, by and between the Company and the Rights Agent, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below:

         The Agreement is hereby amended as follows:

         1. Section 1(a) shall be amended by inserting the following at the end of Section 1(a):

                  "Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Guidant Corporation ("Guidant"), its subsidiaries, Affiliates or Associates or permitted assignees or transferees under that certain Support Agreement dated August 30, 1999, between Guidant and certain stockholders of the Company (the "Support Agreement") is an Acquiring Person pursuant to this Agreement by virtue of the execution of the Agreement and Plan of Merger dated August 30, 1999 among Guidant, Clydesdale Acquisition Corp. and the Company (the "Merger Agreement"), the Stock Option Agreement dated August 30, 1999 among Guidant and the Company (the "Option Agreement") and/or the Support Agreement or the consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Option Agreement and/or the Support Agreement."

         2. Section 1(l) shall be amended by inserting the following at the end of Section 1(l):

                  "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur by reason of the execution of the Merger Agreement, the Option Agreement and/or the Support Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated by the Option Agreement and/or the Support Agreement."

         3. Section 1(hh) shall be amended by inserting the following at the end of Section 1(hh):

                  "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not occur by reason of the execution of the Merger Agreement, the Option Agreement and/or the Support Agreement, the consummation


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                  of the Merger, or the consummation of the other
                  transactions contemplated by the Option Agreement and/or the Support Agreement."

         4. Section 1(oo) shall be amended by inserting the following at the end of Section 1(oo):

                  "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Triggering Event shall not occur by reason of the execution of the Merger Agreement, the Option Agreement and/or the Support Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated by the Option Agreement and/or the Support Agreement."

         5. Section 1(r) shall be amended and restated in its entirety to read as follows:

                  "(r) 'FINAL EXPIRATION DATE' shall mean the earlier of (i) immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger or (ii) January 28, 2007."

         6. A new Section 35 shall be added to the Agreement to read as follows:

                           "This Agreement shall be inapplicable to the Merger."

         7.       (a)      This Amendment may not be further amended without
                           the prior consent of Guidant in its sole discretion.

                  (b) This Amendment shall be deemed to be entered into under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                  (c) This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         8. As amended hereby, the Agreement shall remain in full force and effect.


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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CARDIOTHORACIC SYSTEMS, INC.                NORWEST BANK MINNESOTA, N.A.

By: /s/ RICHARD M. FERRARI                  By: /s/ JOHN BAKER
    ----------------------                      -------------------------

Name: Richard M. Ferrari                    Name: John Baker
     ---------------------                       ------------------------

Title:  President and CEO                   Title: Officer
      --------------------                        -----------------------


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